Exhibit 10.19

CARVANA, LLC

as Seller

and

DT ACCEPTANCE CORPORATION

as Purchaser

ORIGINATION AGREEMENT

ORIGINATION AGREEMENT

This Origination Agreement is effective as of June 1, 2014, by and between Carvana, LLC, an Arizona limited liability company (“Carvana”). as Seller, and DT Acceptance Corporation, an Arizona corporation as successor in interest to DT Acceptance Corporation (“DTAC”), as purchaser.

AGREEMENTS

In consideration of the mutual agreements and subject to the terms and conditions herein contained, each party agrees as follows for the benefit of the other party:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. Whenever used in this Agreement, the following words and phrases shall have the following meanings:

“Affiliate” of any Person means any Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with such Person. For purposes of this definition of “Affiliate,” the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause a direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Origination Agreement as the same may be amended and supplemented from time to time.

“Amount Financed” with respect to a Receivable means the aggregate amount originally advanced under the Receivable toward the purchase price of the Financed Vehicle and any related costs.

“Annual Percentage Rate” or “APR” of a Receivable means the annual percentage rate of finance charges stated in the Receivable.

“Assignment” means an assignment substantially in the form of Exhibit A hereto.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Arizona shall be authorized or obligated by law, executive order, or governmental decree to be closed.

“Carvana” means Carvana, LLC, an Arizona limited liability company, and any successor thereto.

“Cash Down Payment” means, with respect to a Receivable, the cash paid by the relevant Obligor to the Seller at the time of the execution of the Contract relating thereto, plus the actual cash value of any vehicle trade-in made by the Obligor (which value equals the trade allowance as stated in the Receivable less the amount required to satisfy and discharge all existing Liens on the vehicle trade-in less the amount by which such trade allowance exceeds the wholesale value of the vehicle trade-in as determined by the best estimate of the Seller).

“Certificate of Title” means the certificate of title issued by the applicable state governmental agency for a Financed Vehicle.

“Contract” means, with respect to a Receivable, the retail installment sale contract, with any amendments or modifications thereto, pursuant to which the Obligor has purchased the Financed Vehicle.

“Cram Down Loss” means, with respect to a Receivable, if a court of appropriate jurisdiction in an insolvency proceeding shall have issued an order reducing the amount owed on a Receivable or otherwise modifying or restructuring Scheduled Payments to be made on a Receivable, an amount equal to such reduction in Principal Balance of such Receivable or the reduction in the net present value (using as the discount rate the lower of the contract rate or the rate of interest specified by the court in such order) of the Scheduled Payments as so modified or restructured. A “Cram Down Loss” shall be deemed to have occurred on the date such order is entered.

“Credit and Collection Policy” means the Underwriting Guidelines and the Collection General Instructions Manual of GFC Lending, LLC as in effect on the date that the Contract was originated, as such policies and manuals may be amended from time to time.

“Debtor Relief Laws” means the Bankruptcy Code (Title 11 of the United States Code) of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshaling of assets or similar debtor relief laws of the United States or any State of the United States from time to time in effect affecting the rights of creditors generally.

“DTAC” means DT Acceptance Corporation, an Arizona corporation, and any successor thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financed Vehicle” means, with respect to a Receivable, the used automobile, light duty truck, van or minivan, together with all accessions thereto, securing an Obligor’s indebtedness under a Receivable.

“Liabilities” means any and all claims, losses, liabilities (including penalties), actions, suits, judgments, demands, damages, costs or reasonable expenses (including, without limitation, reasonable fees and expenses of attorneys, consultants and auditors and reasonable costs of investigations).

“Lien” means a security interest, lien, charge, pledge, equity or encumbrance of any kind.

“Obligor” with respect to a Receivable means the purchaser or co-purchasers of the related Financed Vehicle or any other Person who owes or may be liable for payments under such Receivable.

“Person” means any individual, corporation, estate, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof, or other entity.

“Principal Balance” means, with respect to any Receivable as of any date, the Amount Financed minus the sum of the following amounts without duplication: (i) that portion of all Scheduled Payments actually received on or prior to such day allocable to principal; (ii) any payment of the Purchase Amount with respect to the Receivable allocable to principal; (iii) any Cram Down Loss in respect of such Receivable; and (iv) any prepayment in full or any partial prepayments applied to reduce the Principal Balance of the Receivable.

“Purchase Amount” means, with respect to a Receivable, the amount, as of the close of business on the last day of a month, required to prepay in full such Receivable under the terms thereof including interest (calculated at the APR) to the end of such month.

“Purchase Price” means the consideration paid to the Seller for the applicable Receivables, which consideration shall be equal to a price discounted according to expected loss and on that basis grades the investment risk of the Receivables which are being transferred and assigned by the Seller to the Purchaser, such amounts being equal to the fair market value of such Receivables.

“Purchaser” means DTAC in its capacity as purchaser of the Receivables under this Agreement, and its successors and assigns.

“Receivable” means each Contract that has been or will be originated by the Seller and not previously sold or conveyed to another Person, but shall not include any obligation under any Special Program, which shall remain a separate corporate obligation of the Seller.

“Receivable Files” means the following:

(i)	the fully executed original of the Contracts (together with any agreements modifying the Contracts, including, without limitation, any extension agreements) with either (1) an appropriate assignment executed in favor of Purchaser upon Purchaser’s request or (2) the assignment portion of the Contract properly completed and executed in favor of the Purchaser;

(ii)	the original Certificate of Title (or its equivalent) (or, if not yet received, a copy of the application for the Certificate of Title) and such other documents that Seller would, in accordance with its customary procedures, keep on file (A) indicating that the Financed Vehicle is owned by the Obligor, and (B) evidencing the security interest (and perfection thereof) of the Purchaser as the holder of a first priority perfected security interest in the Financed Vehicle, showing the Purchaser as secured party;

(iii)	the fully executed credit application; and

(iv)	any and all other documents that the Purchaser would keep on file, in accordance with its customary procedures, relating to a Receivable, an Obligor or a Financed Vehicle.

“Repurchase Ratio” means, with respect to any Receivable, the quotient obtained by dividing the Purchase Price paid for such Receivable pursuant to Article III by the original Amount Financed on such Receivable.

“Sale Date” means each date on which the Seller offers to sell any Receivable and the Transferred Property related to such Receivable to DTAC, and DTAC accepts such offer pursuant to the terms of this Agreement.

“Scheduled Payment” means, for any month for any Receivable, the amount indicated in such Receivable as required to be paid by the Obligor in such month (without giving effect to any rescheduling of payments in any insolvency or similar proceedings).

“Seller” means, Carvana, in its capacity as Seller of the Receivables under this Agreement.

“Simple Interest Method” means the method of allocating a generally fixed level payment between principal and interest, pursuant to which the portion of such payment that is allocated to interest is equal to the product of the APR multiplied by the unpaid balance multiplied by the period of time (expressed as a fraction of a year, based on the actual number of days in the calendar month and the actual number of days in the calendar year) elapsed since the date through which interest was last paid and the remainder of such payment is allocable to principal.

“Simple Interest Receivable” means any Receivable under which the portion of a payment allocable to interest and the portion allocable to principal are determined in accordance with the Simple Interest Method.

“Special Programs” means any purchaser incentive programs of Seller.

“State” means any State of the United States of America, or the District of Columbia.

“Transferred Property” means all of the following: (i) the Receivables, all instruments and any and all monies and payments (including in kind collections) received or due or to become due thereunder after the applicable Sale Date with respect to such Receivables and all other rights and benefits thereunder; (ii) the security interests in the Financed Vehicles granted by Obligors pursuant to the Receivables and any other interest of the Seller in the Financed Vehicles, including, without limitation, the Certificates of Title with respect to Financed Vehicles, and in and to all other security, warranties, guaranties and credit support with respect to the Receivables; (iii) any proceeds from claims on any physical damage, credit life and credit accident and health insurance policies or other insurance (including vendor’s single or dual interest insurance) or certificates relating to the Financed Vehicles or the Obligors; (iv) refunds for the costs of extended service contracts with respect to Financed Vehicles, refunds of unearned premiums with respect to credit life and credit accident and health insurance policies or other insurance or certificates covering an Obligor or Financed Vehicle or the Obligor’s obligations with respect to a Financed Vehicle; (v) the Receivable File related to each Receivable; and (vi) the proceeds of any and all of the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the respective jurisdiction.

Section 1.2    Other Preliminary Provisions.

(a) Definitional. The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section, subsection, Exhibit and Schedule references contained in this Agreement are references to Sections, subsections, Exhibits and Schedules in or to this Agreement unless otherwise specified; and the word “including” means including without limitation.

ARTICLE II

CONVEYANCE OF RECEIVABLES

Section 2.1    Conveyance of Receivables.

(a) On each Sale Date, commencing with the date hereof, (i) the Seller shall sell and deliver and does hereby sell and deliver to DTAC, and (ii) DTAC does hereby confirm that it shall purchase and does hereby as of such date purchase from the Seller, all of Seller’s right, title and interest in, to and under all Receivables originated by the Seller on each such date, together with all other Transferred Property relating thereto. In connection with any purchase and sale of a Receivable hereunder, Seller agrees, at its own expense, (i) to annotate and indicate on its books and records (including any computer files) that the Receivables were sold and transferred to DTAC pursuant to this Agreement, (ii) to deliver to DTAC (or its assigns) the original Contract duly assigned to DTAC as required by relevant law; (iii) to deliver to or upon the order of DTAC all collections on the Receivables, if any, received since the Sale Date and (iv) deliver to DTAC such other and further documents, including any reconciliations, reasonably required by DTAC.

The parties hereto intend that each transfer hereunder be a sale of the Receivables and the other Transferred Property from Seller to the Purchaser and not a financing secured by such property; and the beneficial interest in and title to the Receivables and the other Transferred Property shall not be a part of Seller’s estate in the event of the filing of a bankruptcy petition by or against Seller under any bankruptcy law. However, if, notwithstanding the intent of Seller and Purchaser, this transaction is deemed to be a financing arrangement, or it is otherwise determined that any conveyance hereunder is for any reason not considered a sale and that the beneficial interest in and title to the Receivables and such other Transferred Property remain part of Seller’s bankruptcy estate, the parties intend that with respect to any such Transferred Property this Agreement shall constitute a security agreement under the UCC as in effect in the State of Arizona, and Seller hereby grants to Purchaser on the terms and conditions in this Agreement a first priority perfected security interest in and against all of Seller’s right, title and interest in and to the Receivables and the other Transferred Property, and other property conveyed hereunder and all proceeds of any of the foregoing.

Section 2.2    Representations and Warranties of the Seller.

(a) Seller makes the following representations and warranties to Purchaser as of the date of this Agreement and each Sale Date thereafter, and on which such Purchaser shall rely in acquiring the Receivables.

(i)    Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, and has power and authority to execute, deliver and perform its obligations under the Agreement, and to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and at all relevant times has had, and shall have the power, authority and legal right to acquire, own and sell the Receivables and the other Transferred Property and to enter into and perform its obligations under the Agreement.

(ii)    Due Qualification. Seller is duly qualified to do business as a foreign limited liability company in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications.

(iii)    Power and Authority. Seller has the power and authority to execute and deliver the Agreement and to carry out its terms. Seller has full power and authority to sell and assign the property to be sold and assigned to the Purchaser and has duly authorized such sale and assignment to the Purchaser by all necessary corporate action; and the execution, delivery and performance of the Agreement have been duly authorized by Seller by all necessary corporate action.

(iv)    Valid Sale, Binding Obligation. The Agreement constitute a valid sale, transfer and assignment of the Receivables and the other Transferred Property to the Purchaser, enforceable against creditors of and purchasers from Seller; and the Agreement constitutes the legal, valid and binding obligations of the Seller, enforceable against Seller in accordance with its terms.

(v)    No Violation. The execution, delivery and performance by Seller of the Agreement and consummation of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof do not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the certificate of incorporation, bylaws, certificate of formation or partnership agreement of Seller, or any indenture, agreement, mortgage, deed of trust, or other instrument to which Seller is a party or by which Seller is bound or any of Seller’s properties are subject; nor result in the creation or imposition of any Lien upon Seller’s properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument (other than this Agreement); nor violate any law, order, rule or regulation applicable to Seller or any of Seller’s properties of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over Seller or any of their respective properties.

(vi)    No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of Seller, threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over Seller or its properties: (A) asserting the invalidity of this Agreement, or the transactions herein or therein, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (C) seeking any determination or ruling that, if determined adversely to Seller, would or could materially and adversely affect the performance by Seller of its obligations under, or the validity or enforceability of, the Receivables, or this Agreement, or (D) which might adversely affect the sale, transfer and assignment of the Receivables and the other Transferred Property hereunder.

(vii)    Receivables. Seller has good, indefeasible and marketable title to the Receivables and the other Transferred Property and upon sale to Purchaser under this Agreement, Purchaser will be the sole owner of, and have good, indefeasible and marketable title to the Receivables and the other Transferred Property, free and clear of all Liens, claims, charges, defenses, counterclaims, offsets, encumbrances and security interests of any kind or nature whatsoever and, to the extent the Obligor has a contractual right to return the Financed Vehicle to Seller for repurchase, the applicable repurchase period has expired.

(viii)    Financial Condition. Seller is in stable financial condition with a positive net worth, is not insolvent and is able to and does pay its liabilities as they mature. Seller is not in default under any obligation to pay money to any Person. Seller will not use the proceeds from the transactions contemplated by this Agreement to give any preference to any creditor or class of creditors, and this transaction will not leave Seller with remaining assets which are unreasonably small compared to its ongoing operations.

(ix)    Disclosure. There is no fact known to Seller with respect to the Receivables or the assets, liabilities, financial condition or activities of Seller which Seller believes would have a material adverse effect on the Receivables, in the aggregate, or Seller’s ability to perform its respective obligations under this Agreement. All information and documents prepared by Seller and provided to Purchaser or any of its Affiliates at any time are true and accurate in all material respects.

(x)    No Consents. No consent, license, approval, authorization or order of, or registration, declaration or filing with, any governmental authority or other Person is required to be made by Seller in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby and thereby, except such as have been duly made, effected or obtained.

(xi)    Compliance. Seller (A) has complied in all material respects with all applicable laws, rules, regulations and orders with respect to it, its business and properties, (B) has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its business, and (C) is not in violation in any material respect of any term of any agreement, charter, bylaws or instrument in which it is a party or by which it may be bound.

(xii)    No Insolvency. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby were not made in contemplation of the insolvency of Seller or after the commission of any act of insolvency by Seller. Seller does not believe, nor does it have any reasonable cause to believe, that it cannot perform its covenants contained in this Agreement. The transactions contemplated by this Agreement are being consummated by the Seller in furtherance of its ordinary business purposes, with no intent to hinder, delay or defraud any of its present or future creditors and with no view to preferring one creditor of the Seller over another or to preventing the application of Seller’s assets in the manner required by applicable law or regulations. The consideration received by Seller as set forth in this Agreement is fair consideration having value reasonably equivalent to or in excess of the value of the Receivables and the other Transferred Property and the performance of Seller’s obligations hereunder. Neither on the date of the transactions contemplated by this Agreement and each Sale Date nor immediately before or after such transactions, nor as a result of the transactions, will Seller:

(1)    be insolvent such that the sum of its debts is greater than all of its property, at a fair valuation;

(2)    be engaged in or about to engage in business or transactions for which any property remaining with Seller will be an unreasonably small capital or the remaining assets of Seller will be unreasonably small in relation to its business or the transaction; and

(3)    have intended to incur, or believed it would incur, debts that would be beyond its ability to pay as such debts mature or become due. Seller’s assets and cash flow enable it to meet its present obligations in the ordinary course of business as they become due.

Both immediately before and after the transactions contemplated by this Agreement: (a) the present fair salable value of Seller’s assets was or will be in excess of the amount that will be required to pay Seller’s probable liabilities as they then exist and as they become absolute and matured; and (b) the sum of Seller’s assets was or will be greater than the sum of Seller’s debts, valuing its assets at a fair salable value. The Agreement reflects bona fide transactions for legitimate business purposes.

(xiii)    Taxes. All tax returns or extensions required to be filed by Seller in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon Seller, or upon any of the respective properties, income or franchises of Seller, shown to be due and payable on such returns have been, or will be, paid when due. All such tax returns are true and correct and Seller has no knowledge of any proposed additional tax assessment against it in any material amount nor of any basis therefor.

(xiv)    ERISA. The present value of all benefits vested under all “employee pension benefit plans” as such term is defined in Section 3 of ERISA, maintained by

Seller, or in which employees of Seller are entitled to participate, as from time to time in effect (herein called “Pension Plans”), does not exceed the value of the assets of the Pension Plans allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject Seller to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and no event has occurred or condition exists which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(b)    The representations and warranties set forth in this Section 2.2 shall survive the sale and delivery of the Receivables by the Seller to the Purchaser. Upon discovery by Seller or by Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other parties.

Section 2.3    Representations and Warranties of Seller as to the Receivables.

(a) Eligibility of Receivables. Seller hereby makes the following representations and warranties only as to each Receivable conveyed by Seller to Purchaser hereunder on which Purchaser shall rely in acquiring the Receivables. Unless otherwise indicated, such representations and warranties shall speak as of each Sale Date, but shall survive the sale, transfer and assignment of the Receivables by Seller to the Purchaser hereunder:

(i)    Characteristics of Receivables. Each Receivable

(1)    has been fully and properly executed by the parties thereto in the ordinary course of business, and has been validly sold and assigned pursuant to this Agreement, free from all claims and liens;

(2)    has created a valid, subsisting, and enforceable first priority perfected security interest in favor of the Purchaser in the Financed Vehicle;

(3)    contains customary and enforceable provisions such that the rights and remedies of the holder or assignee thereof shall be adequate for enforcement of the Obligor’s obligation to pay the amounts due thereunder, and are adequate for realization of the security interest against the Financed Vehicle and related collateral in the event of default under the Receivable;

(4)    except for irregular payments in the first two (2) months after the date of the Contract, provides for level payments (not less frequently than monthly) that fully amortize the Amount Financed over the original term (except for the last payment, which as originally scheduled may be different from the level payment but shall not be more than two (2) times the level payment amount) and yield interest at the Annual Percentage Rate;

(5)    provides for, in the event that such contract is prepaid, a prepayment that fully pays the Principal Balance and unpaid interest, including interest in the month of prepayment to the date of prepayment, at the Annual Percentage Rate and without penalty;

(6)    is a Simple Interest Receivable;

(7)    was originated by Seller and was sold by Seller, each without any fraud or misrepresentation on the part of Seller;

(8)    contains the original or electronic signature of the Obligor;

(9)    is the only unsatisfied original manually executed Receivable for the purchase of the Financed Vehicle;

(10)    accurately reflects the actual terms and conditions of the Obligor’s purchase of the Financed Vehicle and the financing therefor other than Special Programs which are separate corporate obligations of the Seller, and which do not alter the terms of the Receivable; and

(11)    was originated in accordance with and meets the creditworthiness and other purchase criteria contained in the Credit and Collection Policy.

(ii)    Compliance with Law. Each Receivable, the sale of the Financed Vehicle and the sale of any physical damage, credit life and credit accident and health insurance and any extended service contracts and any Special Programs complied at the time the related Receivable was originated or made and at the time of the sale hereunder, in all material respects, with all requirements of applicable Federal, State, and local laws, and regulations thereunder including, without limitation, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations B and Z, the Soldiers’ and Sailors’ Civil Relief Act of 1940, the Texas Finance Code and State adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and other consumer credit laws and equal credit opportunity and disclosure laws. All amounts financed under the Receivable which are currently due and payable to governments (including sales and transfer taxes) and other Persons have been paid. The form of each Contract and the manner in which it was completed and executed and all documents delivered and disclosures made in connection therewith are in compliance with all requirements of applicable Federal, State and local laws, and all applicable regulations thereunder, except to the extent a failure to so comply would not have an adverse effect.

(iii)    Security Interest in Financed Vehicle. Immediately subsequent to the sale, assignment, and transfer thereof to Purchaser, each Receivable shall be secured by a validly perfected first priority security interest in the Financed Vehicle in favor of the Purchaser as secured party, and such security interest is prior to all other liens upon and security interests in such Financed Vehicle, which now exist or may hereafter arise or be created (except, as to priority, for any tax liens or mechanics’ liens which may arise after the Sale Date) or the Seller has commenced procedures that will result in the perfection of a first priority security interest in the related Financed Vehicle. On the date of the Contract, each Financed Vehicle was located in, and an application for a Certificate of Title was filed for with the applicable state governmental agency or, in states or if the appropriate governmental body issues a letter or other form of evidence of lien (whether in paper or electronic form) in lieu of a certificate of title, the lien entry letter has been issued.

(iv)    No Amendments. No Receivable has been amended, waived, extended, altered or modified in any respect except as has been indicated in the related Receivable File transferred to the Purchaser. No Receivable has been amended or rewritten to extend the due date for any payment date other than in connection with a change of the monthly due date in accordance with the Credit and Collection Policy.

(v)    No Defenses. No right of rescission, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to any Receivable including specifically without limitation any such right arising from or related to any of the Special Programs or will exist with respect to any Receivable arising from or relating to any Special Program. The operation of the terms of any Receivable and the exercise of any right thereunder pursuant to applicable law will not render such Receivable unenforceable in whole or in part nor subject such Receivable to any such right of rescission, setoff, claim, counterclaim, or defense.

(vi)    Title. It is the intention of Seller that the transfer and assignment herein contemplated constitute a sale of the Receivables and the other Transferred Property from Seller to Purchaser and that the beneficial interest in and title to such Receivables and the other Transferred Property not be part of Seller’s estate in the event of the filing of a bankruptcy petition by or against Seller under any bankruptcy law. No Receivable has been sold, transferred, or assigned (other than grants of security interests) by the Seller to any Person other than Purchaser. Immediately prior to the transfer and assignment herein contemplated, Seller had good and marketable title to each Receivable and the other Transferred Property, and was the sole owner thereof, free and clear of all Liens, claims, encumbrances, security interests, and rights of others. Immediately upon transfer thereof, Purchaser shall have good and marketable title to each such Receivable and the other Transferred Property, and will be the sole owner thereof, free and clear of all liens, encumbrances, security interests, and rights of others and the transfer has been perfected under applicable law.

(vii)    Lawful Assignment. No Receivable has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer, and assignment of such Receivable under this Agreement or pursuant to the transactions with respect thereto contemplated hereby, shall be unlawful, void, or voidable; Seller has not entered into any agreement with any account debtor that prohibits, restricts or conditions the assignment of any portion of the Receivables. No consent of any Obligor or other Person is required for the sale and assignment of the Transferred Property to the Purchaser hereunder except such consents which have been previously obtained.

(viii)    All Filings Made. All filings (including, without limitation, UCC filings) and other action (including delivery of the Receivable Files to Purchaser) necessary in any jurisdiction to provide third parties with notice of transfer and assignment herein contemplated and to give Purchaser a perfected first priority ownership or security interest in the Receivables and the other Transferred Property have been made or taken within ten (10) days of the Sale Date.

(ix)    Receivable File; One Original. Seller will deliver to the Purchaser a complete Receivable File with respect to each Receivable. There is only one original or certified electronic original executed copy of each Receivable.

(x)    Chattel Paper. Each Receivable constitutes “chattel paper” that is in the form of either “tangible chattel paper” or “electronic chattel paper” as such term is defined in the UCC.

(xi)    Valid and Binding Obligation of Obligor. Each Receivable represents the genuine, legal, valid and binding obligation of the Obligor thereunder and is enforceable by the holder thereof in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and all parties to such contract had full legal capacity to execute and deliver such contract and all other documents related thereto and to grant the security interest purported to be granted thereby. Each Receivable is in full force and effect in accordance with its respective terms. The Receivables represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in the Contracts relating thereto.

(xii)    Tax Liens. There is no Lien against any Financed Vehicle for delinquent taxes. All taxes currently due and payable for the purchase, use and ownership of each Financed Vehicle have been paid. All taxes on the transfer of the Receivables and the other Transferred Property to the Purchaser have been paid.

(xiii)    Down Payments; Payments; Contract Terms. The Cash Down Payment with respect to each Receivable has been paid in full by the Obligor and not loaned to the Obligor by Seller or any Affiliate. Subject to any right of prepayment, the Receivable requires the payment of the entire Amount Financed and the entire “Finance Charge”. The schedule of payments contained in the Contract has periodic monthly payments and the final payment must be less than the other periodic payments, and the payment obligation is in United States dollars. The first Scheduled Payment is due within forty-five (45) days after the date of the Contract, and the Contract date is within one (1) day of the delivery of the Financed Vehicle to the Obligor. The Receivable is for the absolute sale of the Financed Vehicle to the Obligor, and the Financed Vehicle is not on approval or subject to any agreement between the Obligor and the Seller for the repurchase or return of the Financed Vehicle.

(xiv)    Origination. Seller has been paid all amounts due and payable for the purchase of the Receivable by the Purchaser. There is no other payment due to Seller for the purchase of such Receivable.

(xv)    Full Amount Advanced. The full amount of each Receivable has been advanced to each Obligor, and there are no requirements for future advances thereunder. The Obligor with respect to the Receivable does not have any option under the Receivable to borrow from any Person additional funds secured by the Financed Vehicle.

(xvi)    Payment Currency. All payments on each Receivable are required to be made in United States dollars.

(xvii)    Records Marked. The Seller’s records have been marked to reflect the sale of the Receivables and other Transferred Property to the Purchaser.

(xviii)    Proceedings. There are no proceedings pending, or to the best of Seller’s knowledge, threatened, wherein the Obligor or any governmental agency has alleged that any Receivable is illegal or unenforceable.

(xix)    No Substitution. No Receivable provides for the substitution, exchange or addition of any Financed Vehicle subject to such Receivable.

(xx)    Entire Agreement. Seller has entered into this Agreement, and this Agreement constitutes the entire agreement between Seller and the Purchaser with respect to the sale of the Receivables. This Agreement is in full force and effect and is the legal, valid and binding obligation of the parties hereto; there have been no material defaults by any party to this Agreement; Seller has fully performed all of its respective obligations under this Agreement; Seller has not made any statements or representations (whether written or oral) inconsistent with any term of this Agreement.

(xxi)    Condition of Vehicles. Each Financed Vehicle was properly delivered to the related Obligor in good repair, without defects and in satisfactory order. Each Financed Vehicle was accepted by the Obligor after reasonable opportunity to inspect and test same and, at the time of such delivery and acceptance, no Obligor informed the Seller of any defect therein.

(xxii)    Full Performance. Seller has fully and timely performed all of its obligations under each Receivable and each Special Program. Any obligation under a Special Program is a separate corporate obligation of the Seller and no Special Program shall give rise to any defense, claim or right of setoff as to any Receivable.

(xxiii)    Computer Tape. The electronic medium containing the data concerning the Receivables was made available to the Purchaser, and such information was complete and accurate as of its date and includes a description of such Receivables.

(xxiv)    Insurance. Each Receivable requires the Obligor to obtain physical insurance covering the Financed Vehicle.

(xxv)    No Default; No Repossession. Except for payment delinquencies that, as of the date of the sale hereunder, have been continuing for a period of not more than 29 days, no default, breach, violation, or event permitting acceleration under the terms of any Receivable shall have occurred as of the date of the sale hereunder; no continuing condition that with notice or the lapse of time would constitute a default, breach or event permitting acceleration under the terms of any Receivable shall have arisen; the Seller shall not have waived any of the foregoing; and no Financed Vehicle has been repossessed without reinstatement as of the date of the sale hereunder.

(xxvi)    Receivables in Force. No Receivable has been satisfied, subordinated or rescinded, nor has any Financed Vehicle been released from the Lien granted by the related Receivable in whole or in part.

(b)    Survival of Representations and Warranties. The representations and warranties set forth in this Section shall speak as of the execution and delivery of this Agreement and as of the applicable Sale Date of the applicable Receivables, but shall survive the sale, transfer and assignment of the Receivables to the Purchaser and any subsequent assignment or transfer by Purchaser.

(c)    Repurchase of Receivables. In the event of a breach of any representation or warranty set forth in Section 2.3(a) that materially and adversely affects any Receivable or the interest of the Purchaser in any Receivable and unless the breach shall have been cured within thirty (30) days following discovery of the breach or receipt of notice of such breach as the case may be, the Seller shall repurchase such Receivable from the Purchaser, in the event that the breach relates to a characteristic of the Receivables in the aggregate, and if the Purchaser’s interest as determined by the Purchaser, is materially and adversely affected by such breach, unless the breach shall have been cured by the end of such thirty (30) day period, the Seller shall repurchase such aggregate Principal Balance of Receivables, such that following such repurchase such representation shall be true and correct with respect to the remainder of Receivables in the aggregate.

In consideration of the repurchase of any Receivable by Seller, Seller shall remit to the Purchaser an amount equal to the product of the applicable Repurchase Ratio multiplied by the Purchase Amount with respect to such Receivable.

Seller undertakes to deliver (or cause to be delivered) to the Purchaser on the applicable Sale Date the Receivable File for each Receivable conveyed hereunder by Seller. Seller and the Purchaser shall reconcile the Receivable Files and, to the extent necessary, Seller hereby agrees to take all necessary action to deliver to Purchaser a completed Receivable File.

The sole and exclusive remedy of Purchaser with respect to a breach of Seller’s representations and warranties pursuant to Section 2.3(a) or with respect to the existence of any such Liens or claims shall be to require the Seller to repurchase such Receivable pursuant to this Section; provided, however, that the Seller shall indemnify Purchaser against all costs, expenses, losses, damages, claims and liabilities, including reasonable fees and expenses of counsel, which may be asserted against or incurred by any of them as a result of third party claims arising out of the events or facts giving rise to such breach. The foregoing indemnity shall survive the termination of this Agreement and the transfer of the Receivables to any assign. Upon receipt of the Purchase Amount, the Purchaser shall release to the Seller the related Receivables Files and shall assign the Receivable to Seller.

(d)    No Guaranty as to Future Payments. The representations and warranties contained in this Agreement shall not be construed as a warranty or guaranty by Seller as to the future payments by any Obligor.

Section 2.4    Delivery of Receivable Files. Seller will transfer and deliver to Purchaser (or its assigns), with respect to each Receivable, the Receivable File.

Section 2.5 Covenants of Seller. Seller hereby covenants as to the Receivables Seller has sold to Purchaser hereby that:

(a)    Security Interests. The Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur or assume any Lien on any Transferred Property or related Financed Vehicle, whether now existing or hereafter created, or any interest therein; Seller will immediately notify Purchaser of the existence of any Lien on any Receivable, any other Transferred Property or Financed Vehicle and, in the event that the interests of the Purchaser (or any assign) in such Receivable may be or are materially and adversely affected, Seller shall repurchase such Receivable from the Purchaser or its assigns, as applicable, in the manner and with the effect specified in Section 2.3(c), and Seller shall defend the right, title and interest of Purchaser or any assign, as applicable, in, to and under the Receivables, whether now existing or hereafter created, against all claims of third parties claiming through or under Seller.

(b)    Delivery of Payments. Seller agrees to deposit in the Purchaser’s accounts all payments received by Seller in respect of the Receivables as soon as practicable, but no later than three (3) Business Days, after receipt thereof by Seller.

(c)    Conveyance of Receivables. Seller covenants and agrees that it will not convey, assign, exchange or otherwise transfer the Receivables or any other Transferred Property to any Person.

(d)    No Impairment. Seller shall take no action, or omit to take any action, which would impair the rights of Purchaser or any of Purchaser’s assigns in any Receivable or any other Transferred Property, nor shall it, except as otherwise provided in this Agreement, reschedule, revise or defer payments due on any Receivable. Seller will not do anything to impair the rights of the Purchaser or any assign in the Receivables or the Financed Vehicles. If the rights of Seller under any Receivable, any guaranty of the related Obligor’s obligations under any Receivable or any insurance policy related to a Financed Vehicles are not assignable or have not been assigned to the Purchaser, the Seller will enforce such rights on behalf of the Purchaser.

(e)    Compliance. Seller will comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any Governmental Authority applicable to the Seller or the Transferred Property or any part thereof; provided, however, that Seller may contest any act, regulation, order, decree or direction in any reasonable manner which shall not materially and adversely affect the rights of the Purchaser in the Transferred Property.

(f)    Notices. Seller will advise the Purchaser, in reasonable detail, of the occurrence of any breach by Seller of any of its representations, warranties and covenants contained herein following discovery by Seller of any such breach. Seller shall notify the Purchaser promptly after becoming aware of any Lien on any Transferred Property.

(g)    Further Assurances. Seller will execute or endorse, acknowledge and deliver to the Purchaser from time to time such schedules, confirmatory assignments, conveyances, powers of attorney, and other assurances or instruments and take such further similar actions relating to the Receivables, the related Financed Vehicles and the rights covered by this Agreement, the Assignment and the Related Documents, as the Purchaser may reasonably request to preserve and maintain title to the Transferred Property and the rights of the Purchaser therein against the claims of all Persons and parties.

(h)    Existence. Seller shall maintain limited liability company existence and shall at all times continue to be duly organized under the laws of the United States of America and duly qualified and duly authorized and shall conduct its business in accordance with the terms of its certificate of formation and limited liability company agreement.

(i)    No Disturbance. Seller shall do nothing to disturb or impair the acquisition hereunder by the Purchaser or its assignees of the Receivables, the related Financed Vehicles and the other Transferred Property.

(j)    Tax-Related Recordkeeping. Seller and Purchaser will at all times maintain their books and records in such a manner that any state department of revenue or similar authority may at all times determine the amount of taxes paid related to the retail sales made by the Seller. Purchaser will as a matter of course supply the Sellers with this required information on a regular basis, at least quarterly.

ARTICLE III

PAYMENT OF PURCHASE PRICE

In consideration of the sale of the Receivables from the Seller to the Purchaser as provided herein, the Purchaser shall pay the Seller the Purchase Price in cash. On each Sale Date, the Purchase Price shall be paid on the applicable Sale Date for Receivables purchased on such Sale Date.

ARTICLE IV

[RESERVED]

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1    Amendment.

Except as set forth below, this Agreement may be amended or terminated only with the written consent of the Purchaser, the Seller and any Person to whom the Purchaser has assigned any rights hereunder, including, but not limited to, any trustee or insurer in any securitization or warehouse transaction (such a party, a “Third Party”). Notwithstanding the foregoing, upon written notice by either the Purchaser or Seller to all the other parties hereto, such party may cancel its obligation under Section 2.1 hereunder to, in the case of the Seller to sell, or in the case of the Purchaser to purchase, the Receivables originated by the Seller effective as of the date of such written cancellation (such cancellation, a “Cancellation”). A copy of any cancellation notice provided hereunder to any party hereto shall be delivered to all Third Parties.

No termination, cancellation or amendment hereof shall in any manner cancel, rescind, terminate or otherwise affect in any manner (i) the sale of any Receivables hereunder prior to such Cancellation or (ii) the assignment of any rights of the Purchaser (to the extent permitted in Section 5.7) hereunder prior to such Cancellation.

Section 5.2    Protection of Right Title and Interest in and to Receivables.

(a) Seller, at its expense, shall cause this Agreement and/or all financing statements and continuation statements and any other necessary documents covering each Purchaser’s right, title and interest in and to the Receivables and other Transferred Property to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Purchaser hereunder in and to all of the Receivables and such other Transferred Property. Seller shall deliver to the Purchaser file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Purchaser shall cooperate fully with Seller in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this subsection.

(b)    Seller shall not make any change in its name, identity or structure in any manner which would, could or might make any financing statement or continuation statement filed in accordance with paragraph (a) above seriously misleading within the meaning of Section 9-506(b) of the UCC, unless Seller shall have given the Purchaser thirty (30) days’ prior written notice thereof and shall have promptly filed appropriate amendments to all previously filed financing statements or continuation statements.

(c)    Seller shall have an obligation to give the Purchaser at least sixty (60) days’ prior written notice of any relocation of its principal executive office or its jurisdiction of organization if, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement, and shall promptly file any such amendment.

(d)    Seller shall maintain its respective computer systems relating to installment loan record keeping so that, from and after the time of sale under this Agreement of its Receivables, Seller’s master computer records (including any backup archives) that refer to a Receivable shall indicate clearly the interest of the Purchaser.

(e)    If at any time Seller shall propose to sell, grant a security interest in or otherwise transfer any interest in automotive receivables to any prospective purchaser, lender or other transferee, Seller shall give to such prospective purchaser, lender or other transferee computer tapes, records or printouts (including any restored from backup archives) that, if they shall refer in any manner whatsoever to any Receivable, shall indicate clearly that such Receivable has been sold to the Purchaser.

(f)    Seller shall permit the Purchaser and their respective agents, at any time during normal business hours, to inspect, audit and make copies of and abstracts from Seller’s records regarding any Receivable or other Transferred Property to the extent permitted by applicable banking, privacy and other laws limiting such access.

Section 5.3    Costs and Expenses. Seller agrees to pay all reasonable costs and disbursements in connection with the perfection, as against all third parties, of the Purchaser’s rights, title and interest in and to the Receivables.

Section 5.4 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Arizona and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 5.5    Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, return receipt requested, to (a) in the case of the Purchaser, 4020 East Indian School Road, Phoenix, Arizona 85018, Suite C; and (b) in the case of Seller, 4020 East Indian School Road, Phoenix, Arizona 85018, Attention: President; or as to any of such Persons, at such other address as shall be designated by such Person in a written notice to the other Persons.

Section 5.6 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and shall in no way affect the validity or unenforceability of the other provisions of this Agreement.

Section 5.7    Assignment; Conveyance of Receivables and Transferred Property to the Trust. This Agreement may not be assigned by the Purchaser or Seller except as contemplated by this Section 5.7. Seller acknowledges that the Purchaser may, pursuant to certain agreements, convey the Receivables and the other Transferred Property, together with certain rights under this Agreement, to one or more special purpose companies to obtain financing, either through its warehouse or securitization programs. Seller acknowledges and consents to such conveyance and waives any further notice thereof and covenants and agrees that the representations and warranties of Seller contained in this Agreement and the rights of Purchaser hereunder are intended to benefit such subsequent assignees. In furtherance of the foregoing, Seller covenants and agrees to perform its duties and obligations hereunder (but subject to the limitations and conditions on such duties and obligations) for the benefit of such subsequent assignees, notwithstanding anything to the contrary in this Agreement, Seller shall be directly liable to such subsequent assignees (notwithstanding any failure by Seller or Purchaser to perform their respective duties and obligations hereunder) and that such subsequent assignees may enforce the duties and obligations of Seller under this Agreement against Seller for the benefit of such subsequent assignees.

Section 5.8 Further Assurances. Seller and Purchaser agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party hereto to effect the purposes of this Agreement, including, without limitation, the execution of any financing statements, amendments, continuation statements or releases relating to the Receivables for filing under the provisions of the UCC or other law of any applicable jurisdiction. Seller agrees that, as additional consideration for the sale hereunder, Seller shall enter into a purchase agreement in connection with any subsequent sale of the Receivables and make such representations, warranties and covenants as are customary and reasonable.

Section 5.9    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Purchaser or Seller, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Section 5.10 Counterparts. This Agreement may be executed in two (2) or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 5.11    Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto and shall inure to the benefit of any assignee of Purchaser and such assignee shall be considered to be third party beneficiaries hereof. Except as otherwise provided in this Agreement, no other Person will have any right or obligation hereunder.

Section 5.12 Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

Section 5.13    Headings. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 5.14 Seller Indemnification.

(a)    Purchaser. Seller shall indemnify and hold harmless the Purchaser from and against any loss, liability, expense (including, without limitation, reasonable attorneys’ fees and costs) or damage suffered or sustained by reason of third party claims which may be asserted against or incurred by any of them as a result of (a) the sale by Seller of the Receivables, (b) breach of Seller’s representations and warranties, or (c)the failure of Seller to perform its covenants under this Agreement, including, but not limited to, any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened third party action, proceeding or claim. Notwithstanding the foregoing, such indemnification shall not extend to any credit losses on the Receivables.

(b)    Seller shall indemnify, defend and hold harmless the Purchaser, and any assignee and their respective officers, directors, employees and agents from and against any taxes that may at any time be asserted against the Purchaser, and any assignee or any of their respective officers, directors, employees or agents with respect to, and as of the date of, the sale of the Receivables sold by Seller to the Purchaser pursuant to the Agreement, including (without limitation) any sales, gross receipts, general corporation, tangible or intangible personal property, privilege, or license taxes and costs and expenses in defending against the same.

Indemnification under this Section 5.14 shall include reasonable fees and expenses of counsel and expenses of litigation. The indemnity obligations hereunder shall be in addition to any obligations that Seller may otherwise have.

Section 5.15    Submission to Jurisdiction.

(a) Any action or proceeding relating in any way to this Agreement may be brought and enforced in the courts of the State of Arizona, or of the United States for the District of Arizona and each party hereto irrevocably submits to the jurisdiction of each such court (and any appellate court from any thereof) in respect of any such action or proceeding. Each party hereto irrevocably appoints Jon D. Ehlinger, 4020 East Indian School Road, Suite C, Phoenix, Arizona 85018, as its agent (the “Process Agent”) to receive service of process or other legal summons for purposes of any such action or proceeding in the State of Arizona. So long as any party hereto has any obligation under this Agreement, it will maintain a duly appointed agent for the service of such process or summons. Such service may be made by mailing or delivering a copy of such process to the applicable party in care of the Process Agent at the address specified above for such Process Agent, and each party hereto hereby irrevocably authorizes and directs such Process Agent to accept such service on its behalf. As an alternative method of service, each party hereto also irrevocably consents to the service of any and all process in any such action or proceeding in the State of Arizona by the mailing of copies of such process to such party at its address as provided for notices hereunder.

(b)    Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the Superior Court of the State of Arizona, or the United States District Court for the District of Arizona, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 5.16    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT. INSTEAD, ANY DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

[REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

DT ACCEPTANCE CORPORATION, an Arizona corporation, as Purchaser

By:	/s/ Paul I. Kaplan
Paul I. Kaplan, President

CARVANA, LLC, an Arizona limited liability company, as Seller

By:	/s/ Jon D. Ehlinger
Jon D. Ehlinger, Secretary

[Signature Page to Carvana Origination Agreement]